Exhibit 99.1

Press Release

NORTHERN EMPIRE BANCSHARES ANNOUNCES RECORD EARNINGS FOR FIRST QUARTER
2004

Northern Empire Bancshares("NREB"), the one bank holding company for Sonoma National Bank, reported consolidated net income of $3,581,000 for the first quarter of 2004 compared to $2,556,000 for the first quarter of 2003, an increase of 40.1%. Return on average assets equaled 1.7% and return on average equity equaled 20.5% for the first quarter. Earnings per share for the first quarter were $0.38 and $0.33 on a diluted basis, compared to $0.28 and $0.24 for the first quarter last year.

Increased earnings resulted from growth in earning assets, mainly loans which increased net interest income to $8,958,000 for the first quarter of 2004 from $7,026,000 for the first quarter of 2003. Total loans grew 30.5% to $785.2 million at March 31, 2004 compared to $601.8 million at March 31, 2003. The majority of the growth occurred in commercial real estate loans. Growth in the SBA guaranteed loan product was hampered by the loan cap of $750,000 per loan that the SBA imposed due to the SBA's budgetary constraints. On April 5, 2004, funding was restored for the SBA's 2004 fiscal year, the loan cap was lifted and the program was increased to allow for guaranteed loans up to $2 million which will provide a better loan product for borrowers.

The allowance for loan losses was increased to $7.4 million, up from $6.7 million at March 31, 2003 in recognition of the loan growth and general concerns about the impact of the economy on the Bank's borrowers.

Deposits were up 20.7% to $688.2 million from a year ago. Advances from the Federal Home Loan Bank increased to $139.2 million out of a total line of $193 million on March 31, 2004 compared to advances of $64.8 million at the end of March 2003. Based on the present terms and conditions of the Federal Home Loan Bank line of credit, these advances improve the net interest margin since their interest rates are significantly lower than the cost of deposits generally.

Operating expenses of $3,751,000 increased 16.1% over the first quarter of 2003. Staffing has been increased to handle the higher level of loan production and maintain a high level of service to existing customers. Staff has also been added in Marketing and Audit to support future expansion. The Bank has also experienced increased expenses as new regulations, such as the Sarbanes-Oxley Act of 2002, and changes to SEC reporting requirements are implemented.

Operating expenses will increase in 2004 as a result of expansion of facilities. The lending staff will move to a larger location in Fountaingrove Business Park in north Santa Rosa in May 2004. The Bank will also take additional space in the operation's center and open a new branch in early summer in San Rafael, California. The Bank has also purchased imaging equipment to improve operations and to provide check images to customers in 2004. The Bank's internet banking product will be upgraded this fall to improve information provided to the customer.

Total assets at March 31, 2004 grew 30.1% to $904.5 million, from $695.4 million one year ago. The Bank remained well capitalized with total risk based capital equaling 11.2%. Total capital increased 27.0% to $71.5 million.

The Board of Directors declared a 5% stock dividend on March 16, 2004 to shareholders of record as of May 3, 2004.

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares' Securities and Exchange Commission filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. Northern Empire Bancshares disclaims any intent or obligation to update these forward-looking statements.



                       NORTHERN EMPIRE BANCSHARES
                              Balance Sheet
                         March 31, 2004 and 2003
                               (Unaudited)


         ASSETS                                   2004             2003
         ------                                   ----             ----

Cash and due from banks                      $ 18,356,000     $ 16,997,000
Fed funds sold                                 87,552,000       68,327,000
Investment securities
  Available for sale                              625,000          647,000
  Restricted                                    7,170,000        3,935,000

Loans (net)                                   776,901,000      593,610,000

Leasehold improvements and equipment (net)      1,588,000        1,424,000
Accrued Interest and other assets              12,321,000       10,454,000
                                             ------------     ------------
                                             $904,513,000     $695,394,000
                                             ============     ============

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------


Liabilities:
Deposits                                     $688,245,000     $570,189,000
Accrued interest and other liabilities          5,546,000        4,143,000
FHLB advances                                 139,203,000       64,770,000
                                             ------------     ------------
                                              832,994,000      639,102,000

Shareholder's Equity                           71,519,000       56,292,000
                                             ------------     ------------
                                             $904,513,000     $695,394,000
                                             ============     ============




                       NORTHERN EMPIRE BANCSHARES
                            Income Statement
               First Quarter ended March 31, 2004 and 2003
                               (Unaudited)

                                                      First Quarter
                                             -----------------------------
                                                   2004            2003
                                                   ----            ----
Interest Income                                $12,291,000     $10,600,000
Interest Expense                                 3,333,000       3,574,000
                                               -----------     -----------
Net Interest Income                              8,958,000       7,026,000
Provision for Loan Losses                          225,000         300,000
Other Income                                       975,000         719,000
Other Noninterest Expenses                       3,751,000       3,232,000
                                               -----------     -----------
Net Income before Income Taxes                   5,957,000       4,213,000
Provision for Income Taxes                       2,376,000       1,657,000
                                               -----------     -----------
Net Income                                     $ 3,581,000     $ 2,556,000
                                               ===========     ===========
Earnings per common share *                          $0.38           $0.28
Earnings per common share assuming dilution *        $0.33           $0.24
Book value *                                         $7.85           $6.41

Selected financial data:
  Return on average assets                            1.7%            1.5%
  Return on average equity                           20.5%           18.6%
  Efficiency ratio                                   37.8%           41.7%

* Adjusted for 5% stock dividends declared on April 2003 and March 2004 and for two-for-one stock split in December 2003.